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                                                                     EXHIBIT 3.4

THIS AGREEMENT is made as of the 23rd day of November, 1999.


BETWEEN:

         LUMINEX VENTURES INC., a company duly incorporated pursuant to the laws of the Province of British Columbia and having an office at 1001-470 Granville Street, Vancouver, BC, V6C 1V5

         ("LMV")
                                                               OF THE FIRST PART

AND:

         ACHIEVA DEVELOPMENT CORP., of #201-905 W. Pender St., Vancouver, BC, V6C 3L6

         ("AHE")
                                                              OF THE SECOND PART

WHEREAS:

I. AHE is the legal and beneficial owner of a 100% interest in certain claims located in the Tanacross Quadrangle Fairbanks Recording District, Alaska, (the "Property") as further described in Schedule "A" attached.

II. AHE wishes to grant and LMV wishes to acquire a 50% interest in AHE's right, title and interest in the Property on the terms and conditions set out in this Agreement.


NOW THEREFORE WITNESSETH that in consideration of the premises and mutual promises, covenants, conditions, representation and warranties herein set out, the parties agree as follows:

1.       ACQUISITION

         (a) AHE hereby grants to LMV the sole and exclusive right and option (the "Option") to acquire a 50% interest in AHE's interest in and to the Property, free and clear of all liens, charges, encumbrances, claims rights or interest of any person, with the


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         exception of a 1% NSR payable to Andrew Harman, prospector. Such option shall be exercisable by delivery of notice in writing from the Optionee to the Optionor upon the completion of the following:

         (i) Payment to AHE of US $2,000 within seven days of this Agreement;
         (ii) Issuance of 50,000 shares of LMV to AHE within 15 days of VSE approval of the transaction herein described, which shares shall be subject to a hold period according to applicable regulations;
         (iii) Completion of US $10,000 in Phase I exploration expenditures on the property by LMV, on or before September 30, 2000;
         (iv) Issuance of an additional 50,000 shares of LMV to AHE within 15 days of delivery of a Geological Report which outlines results of Phase I exploration program with geological merit and a recommendation for a Phase II exploration program on the property; which shares shall be subject to a hold period according to applicable regulations;
         (v) Completion of additional US $40,000 in Phase II exploration expenditures on the property by LMV, on or before September 30, 2001;

2.       DUTIES AND OBLIGATIONS

         AHE will be the operator of the property until the completion of the 50-50 joint option agreement.

         2.1 On completion of Phase I and II, LMV will have earned 50% of the joint venture of the above property. After this completion all work will be done on a 50-50 basis and the management will be carried out by an agreed joint committee of both companies. All underlying agreements and benefits in respect of the Property shall enure to the benefit of both parties proportionate to their interest in the Property (not to limit the generality of the foregoing but as an example, such agreements and benefits shall include buyout agreements in respect of the NSR payable to Andrew Harman).

         2.2 Any further work commitment not fully performed by either joint venture partner will have their interest in the joint venture decreased by an amount equal to the percentage of their non-participation, e.g. -if


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         total expenditure is US $200,000 and one partner only puts forward US
         $50,000 of its US $100,000 investment then their interest will be decreased by 50%.

         2.3 AREA OF MUTUAL INTEREST

         An area of mutual interest shall be established within five (5) kilometers of the perimeter of all of the mineral property interests comprising the Property. The Optionor and the Optionee agree to consult with each other prior to acquiring any interests which falls within this area of mutual interest, either by staking or from any third party, or if such consultation is not practicable, the party acquiring such an interest shall immediately notify the other part in writing of such acquisition.

         During the period of this Agreement, if either the Optionor or the Optionee concurs with an acquisition by the other, the party making the acquisition shall do so at its own expense, the interest acquired shall be deemed to form part of the Property for the purpose of this Agreement, and expenses related directly to the acquisition shall be deemed to be expenses on the Property. If the Party not acquiring the interest does not concur in the acquisition of the interest, the party acquiring the interest shall not be subject to the provisions of this Agreement.

3.       TRANSFER OF PROPERTY

         (a) Upon the payment of monies and issue of shares described in Section 1, AHE shall execute all such effectual and valid transfers of the Property and such.

         (b) Either joint venture partner may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the property. First right of refusal of any of the above must be granted to the other joint venture partner.

4.       WHOLE AGREEMENT

         This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements, memoranda,


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         correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

5.       FURTHER DOCUMENTS, NOTICE, DELIVERY

         The parties shall execute such other documents and do such other things that may be reasonably necessary to give full effect to the transactions contemplated hereby. All payments shall be made by certified cheque or wire transfer to AHE bank account as AHE will instruct LMV. All notices hereunder shall be delivered to the addresses of the parties contained herein.

6.       GOVERNING LAW

         This Agreement shall be subject to and governed in accordance with the laws of the Province of British Columbia, Canada, and the parties hereto do attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia.

7.       ENUREMENT

         The agreement formed by acceptance of the terms and conditions set out herein shall enure to the benefit of and be binding upon the parties, their respective heirs, successors and permitted assigns.


8.       COUNTERPARTS AND FACSIMILE SIGNATURE

         This Agreement may be signed in counterpart, which counterparts taken together shall constitute one and the same agreement and any facsimile together shall be taken as an original.


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IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year above written.


The Corporate Seal of
LUMINEX VENTURES INC.
Was hereunto affixed in the presence of:



/s/ Dusan Burka
-----------------------
Director



/s/ Walter Brenner
-----------------------
Director


The Corporate Seal of
ACHIEVA DEVELOPMENT CORP.
Was hereunto affixed in the presence of:



/s/ JP Bryce
-----------------------
Director


/s/ Arnold Miller
-----------------------
Director


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                                  SCHEDULE "A"


LADUE PROPERTY, FAIRBANKS RECORDING DISTRICT, ALASKA


Ladue 1-62 Claims, ADL Plan
Record #:     1-20: # 578071 - 578090
             21-42: # 578524 - 578545
             43-65: # 578546 - 578565


Located in the Tanacross Quadrangle, Fairbanks Recording District, Alaska - T. 19N R. 21E

Centred at Latitude: 63 degrees 26' 20" N. Longitude: 141 degrees 19' 25" W.